Exhibit 99.1

Editorial Contact: Carolyn Robinson IDT Corporate Communications Phone: (408) 284-8515 E-mail: carolyn.robinson@idt.com	Financial Contact: Mike Knapp IDT Investor Relations Phone: (408) 284-6515 E-mail: mike.knapp@idt.com

IDT APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

New Director Adds To Company’s Expertise in

Computing, Communications and Consumer Markets

SAN JOSE, Calif., October 27, 2008 — IDT® (Integrated Device Technology, Inc.; NASDAQ: IDTI), a leading provider of essential mixed signal semiconductor solutions that enrich the digital media experience, today announced that Umesh Padval has been appointed to the company’s Board of Directors, effective October 27, 2008.

“On behalf of the IDT Board of Directors, I would like to welcome Umesh to our Board. I believe his diverse expertise and experience will be of tremendous benefit to the Board and will help us to continue broadening the skill base of our Board of Directors,” said John Schofield, chairman of the IDT Board of Directors.

“Umesh’s management experience in markets including computing, mobile communications and consumer digital entertainment, as well as his 25 years’ experience in marketing, sales and general high tech management make him a perfect fit for the IDT Board of Directors,” said Dr. Ted Tewksbury, IDT president and CEO. “We believe the company will benefit from his valuable insights and experience.”

Padval is currently an operating partner for Bessemer Venture Partners Menlo Park office. Previously, he served as executive vice president of the Consumer Products Group at LSI Logic. He joined LSI Logic via its acquisition of C-Cube Microsystems, a public company where he served as president and CEO. Prior to C-Cube, Umesh held management positions at VLSI Technology, as executive vice president of their consumer and computing products groups. Umesh also serves on the boards of Entropic Communications and Monolithic Power Systems. He holds a bachelor’s in Technology from Indian Institute of Technology, Mumbai, and a master’s degree in Engineering from Stanford University.

About IDT

With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering low-power, mixed signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is available at www.IDT.com.

###

IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.